Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818

800 Boylston St., Boston, Massachusetts 02199

News Release

Eversource Energy Announces Leadership Changes

Werner Schweiger Retiring as Chief Operating Officer

James Hunt Named Interim Chief Operating Officer

HARTFORD, Conn. and BOSTON, Mass. (March 14, 2023) – Eversource Energy (NYSE: ES) today announced that Werner Schweiger is retiring as Chief Operating Officer (COO) and that James Hunt, the company’s Executive Vice President of Corporate Relations & Sustainability and Corporate Secretary, has been named as interim COO.  Schweiger has served as Eversource’s COO for the past nine years, and held multiple other leadership roles for Eversource and predecessor companies including leading electric operations for 21 years. Schweiger will remain with the company as a strategic advisor and will retire from company on July 1, 2023.

“Werner has been a valued member of Eversource’s Senior Team and has contributed greatly to our success in reliably serving our customers and communities,” said Joe Nolan, Chairman, President and Chief Executive Officer. “I join everyone in the organization in wishing him a long, happy, and healthy retirement.”

"My time in this industry and with this company has meant so much to me,” Schweiger said. “I’ve had a front-row seat to the evolution of the utility world, and working for a company like Eversource, which has been at the forefront of those advancements, has been rewarding. I thank all of my colleagues over the past two decades.”

Hunt has worked at Eversource and its predecessor companies for 10 years.  He was promoted to his current role in 2021.  As interim COO, he will oversee Eversource Energy’s electric transmission and distribution, natural gas distribution, water distribution, engineering, emergency preparedness, operations services, safety and offshore wind execution functions.

Hunt holds a bachelor’s degree from the University of Massachusetts at Amherst and a J.D. from Suffolk University.

“I’ve known and worked with Jim Hunt for many years, and he has been a key leader in the organization,” Nolan said.  “Jim has extensive knowledge of our company and our industry as well as key issues affecting our region, our communities, and our customers.  His strong leadership skills coupled with a talented team of operations leaders make him the ideal person to assume the interim COO role going forward.”

“I am honored to assume leadership of Eversource’s Operations organization, which is second to none in the industry,” Hunt added. “This is due in large part to Werner’s outstanding leadership over many years, and I thank him for his dedicated service. I look forward to leading our highly capable team and maintaining Eversource’s strong operational performance for our customers and communities, as well as the clean energy transformation happening in our region.”

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2023 and recognized as one of America’s Most JUST Companies. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,600 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on Twitter, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

###